Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reports 2012 First-Quarter Financial Results; Updates Shareholders on Commercial Activity and Key Clinical Programs

•                  $19.3 million in first-quarter net product revenue from JakafiTM (ruxolitinib); $25.1 million of Jakafi shipped to specialty pharmacies during the quarter

•                  Phase III studies of Jakafi published in The New England Journal of Medicine demonstrate significant clinical benefit for patients with myelofibrosis

Conference Call Scheduled Today at 8:30 a.m. ET

WILMINGTON, DE - April 26, 2012 — Incyte Corporation (Nasdaq: INCY) today reported first-quarter 2012 financial results, including revenue from its first commercial product, JakafiTM (ruxolitinib), which was approved by the US Food & Drug Administration (FDA) for the treatment of patients with intermediate or high-risk myelofibrosis (MF) in November 2011. The Company also provided updated information about key clinical programs.

“The early response to Jakafi is encouraging, and our launch is proceeding well. Already a fairly broad base of hematologists and oncologists are prescribing primarily for their more severely ill patients,” stated Paul A. Friedman, M.D., Incyte’s President and Chief Executive Officer. “As physicians become more familiar with Jakafi and more community-based hematologists and oncologists experience the compelling benefits Jakafi provides in terms of spleen reduction and symptom improvement, we expect to see a gradual increase in the use of Jakafi among appropriate patients with less severe disease.”

Product Revenues

During the first quarter, the Company shipped $25.1 million of Jakafi to its specialty pharmacies.

The Company currently uses the sell-through method for product revenue recognition, which means revenue is deferred until the specialty pharmacy ships product to the patient. For the first quarter of 2012, $21.2 million of product was delivered to patients and recognized as gross revenue.  The gross to net adjustment for product revenue recognized was approximately $1.9 million, resulting in net product revenue of $19.3 million for the first quarter.

The Company’s cumulative net product deferred revenue as of March 31, 2012, was $6.0 million.

The Company expects to transition from the sell-through method to the sell-in method to recognize revenue (i.e., when the specialty pharmacy receives product) once a sufficient period of time has elapsed to enable the Company to estimate product returns.

Recent Clinical Highlights

JakafiTM (ruxolitinib) - a JAK1 and JAK2 Inhibitor

•                  The New England Journal of Medicine published results from two Phase III studies (COMFORT-I and COMFORT-II) of Jakafi, which showed that Jakafi significantly reduced spleen volume and improved symptoms of MF. The authors of COMFORT-I also described an updated analysis based on four additional months of patient follow-up that suggests a survival advantage for Jakafi over placebo.(1),(2)

•                  The global Phase III trial evaluating ruxolitinib in patients with advanced polycythemia vera who are resistant to or intolerant of hydroxyurea (the RESPONSE trial) continues to enroll patients and is targeted to complete recruitment in 2012. Results from the RESPONSE trial are expected in the second half of 2013.

•                  A randomized Phase II trial of ruxolitinib in combination with capecitabine is actively recruiting patients with recurrent or treatment refractory metastatic pancreatic cancer (the RECAP trial). The RECAP trial is designed to enroll approximately 130 patients with results expected in the second half of 2013.

•                  Multiple investigator-sponsored trials evaluating ruxolitinib are ongoing including two Phase I/II trials in adults with advanced hematologic malignancies (acute myeloid leukemia, acute lymphocytic leukemia, myelodysplastic syndrome and chronic myelogenous leukemia) and relapsed or refractory acute leukemia; a Phase I/II trial in children with hematologic malignancies and solid tumors; and a Phase II trial in patients with lymphoma.

LY3009104 (formerly known as INCB28050) - a JAK1 and JAK2 Inhibitor

•                  The six-month dose-ranging Phase IIb trial in patients with rheumatoid arthritis, conducted by our collaboration partner Eli Lilly and Company, is complete. Three-month data have been accepted as a late-breaker oral presentation at the European League Against Rheumatism’s Annual European Congress of Rheumatology in June 2012. The six-month data are expected to be presented later in 2012.

•                  Plans for a Phase III trial in patients with rheumatoid arthritis are underway.

•                  A Phase IIb trial in patients with moderate to severe psoriasis is ongoing with primary endpoint results expected in 2013.

INCB28060 (also known as INC280) — a c-MET Inhibitor

•                  The initial Phase I trial in patients with solid tumors is ongoing and expected to continue until a maximum-tolerated or maximum-feasible dose is identified. This compound is licensed to Novartis as part of the Incyte-Novartis collaboration.

INCB24360 — an IDO Inhibitor

•                  The dose-escalation phase of a Phase I trial is ongoing.

•                  A Phase II trial in patients with melanoma was recently initiated, and a second Phase II trial in patients with ovarian cancer is expected to begin later this year.

Early-Stage Development and Discovery Programs

•                  Several early development and discovery programs in oncology and inflammation are also underway, which will be described more fully at a later time.

2012 First-Quarter Financial Results

Revenues

Total revenues for the quarter ended March 31, 2012, were $36.2 million as compared to $32.0 million for the same period in 2011. First quarter 2012 revenues include net product revenues of $19.3 million. Revenue for the quarter ended March 31, 2011, included a $15.0 million milestone payment from the Company’s collaborative agreement with Novartis for INCB28060.

As a result of the $40 million EU regulatory milestone earned from Novartis in April 2012, we are increasing our 2012 revenue guidance from $67 million to $107 million. This guidance excludes net product revenue and any potential future milestones from partners.

Net Loss

Net loss for the quarter ended March 31, 2012, was $45.4 million, or $0.36 per share, as compared to a net loss of $26.5 million, or $0.21 per share, for the same period in 2011.  Included in net loss for the quarter ended March 31, 2012, was $9.9 million of non-cash expense related to the impact of expensing employee stock options, compared to $6.9 million included in net loss for the same period in 2011.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2012, were $49.0 million, as compared to $36.3 million for the same period in 2011. Included in research and development expenses for the quarter ended March 31, 2012, was a non-cash expense of $6.7 million related to the impact of expensing employee stock options, as compared to $4.4 million for the same period in 2011.

The increase in research and development expenses for the quarter ended March 31, 2012, compared to the prior year period was primarily a result of increased clinical development costs related to the advancement of the Company’s pipeline and increased non-cash employee stock option expense. The Company expects its research and development expenses to vary from period to period, mainly due to the timing of its clinical development activities.

Selling, general and administrative expenses for the quarter ended March 31, 2012, were $21.4 million, as compared to $10.8 million for the same period in 2011. Included in selling, general and administrative expenses for the quarter ended March 31, 2012, was a non-cash expense of $3.2 million related to the impact of expensing employee stock options as compared to $2.5 million for the same period in 2011.

Increased selling, general and administrative expenses for the quarter ended March 31, 2012, compared to the prior year period reflected the additional costs related to the Company’s sales force and the commercialization efforts for the launch of Jakafi for intermediate or high-risk MF.

Interest Expense

Interest expense for the quarter ended March 31, 2012, was $11.3 million as compared to $10.8 million for the comparable period in 2011. Included in interest expense for the quarter ended March 31, 2012, was $6.5 million of non-cash charges to amortize the discount on the Company’s 4.75% Convertible Senior Notes due 2015, as compared to $6.0 million for the same period in 2011.

Cash Position

As of March 31, 2012, cash, cash equivalents and marketable securities totaled $236.4 million compared to $277.6 million as of December 31, 2011. These amounts exclude $19.0 million of restricted cash and investments held in an escrow account reserved for interest payments through October 2012 on the 4.75% Convertible Senior Notes.

Conference Call Information

Incyte will hold its first quarter 2012 financial results conference call this morning at 8:30 a.m. ET.  To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the conference identification number, 391589.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference account number 278 and the identification number 391589.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations — Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary small molecule drugs for oncology and inflammation.  For additional information on Incyte, please visit the Company’s website at www.incyte.com.

Important Safety Information — Jakafi

Treatment with Jakafi can cause hematologic adverse reactions, including thrombocytopenia, anemia and neutropenia, which are each dose-related effects, with the most frequent being thrombocytopenia and anemia. A complete blood count must be performed before initiating therapy with Jakafi. Complete blood counts should be monitored as clinically indicated and dosing adjusted as required. The three most frequent non-hematologic adverse reactions were bruising, dizziness and headache. Patients with platelet counts less than 200 X 109/L at the start of therapy are more likely to develop thrombocytopenia during treatment. Thrombocytopenia was generally reversible and was usually managed by reducing the dose or temporarily withholding Jakafi. If clinically indicated, platelet transfusions may be administered. Patients developing anemia may require blood transfusions. Dose modifications of Jakafi for patients developing anemia may also be considered. Neutropenia (ANC <0.5 X 109/L) was generally reversible and was managed by temporarily withholding Jakafi. Patients should be assessed for the risk of developing serious bacterial, mycobacterial, fungal and viral infections. Active serious infections should have resolved before starting Jakafi. Physicians should carefully observe patients receiving Jakafi for signs and symptoms of infection (including herpes zoster) and initiate appropriate treatment promptly. A dose modification is recommended when administering Jakafi with strong CYP3A4 inhibitors or in patients with renal or hepatic impairment [see Dosage and Administration]. Patients should be closely monitored and the dose titrated based on safety and efficacy. There are no adequate and well-controlled studies of Jakafi in pregnant women. Use of Jakafi during pregnancy is not recommended and should only be used if the potential benefit justifies the potential risk to the fetus. Women taking Jakafi should not breast-feed. Discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

For full Prescribing Information for Jakafi, visit www.Jakafi.com.

Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release, including without limitation statements regarding our plans and expectations with respect to Jakafi™(ruxolitinib), including the potential efficacy and therapeutic and commercial value of Jakafi, our expectation that the RESPONSE trial will complete recruitment in 2012 and results being expected in the second half of 2013, our expectation that the RECAP trial will enroll approximately 130 patients and results being expected in the second half of 2013, our expectation that the six-month data from the six-month dose-ranging Phase IIb trial conducted by our collaboration partner Eli Lilly and Company evaluating LY3009104 in patients with rheumatoid arthritis will be presented later in 2012 and primary endpoint results being expected in 2013 from the Phase IIb trial in patients with moderate to severe psoriasis, our expectation that the initial Phase I trial evaluating INCB28060 in patients with solid tumors will continue until a maximum-tolerated or maximum-feasible dose is identified, our expectation to begin a Phase II trial with INCB24360 in patients with ovarian cancer later this year, our expectation to transition from the sell-through method to the sell-in method to recognize revenue, and financial guidance about expected revenues contain predictions, estimates and other forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to the efficacy or safety of Jakafi, the acceptance of Jakafi in the marketplace, risks related to market competition, the results of further research and development, risks and uncertainties associated with sales, marketing and distribution requirements, risks that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards, the ability to enroll sufficient numbers of subjects in clinical trials, other market or economic factors and technological advances, unanticipated delays, the ability of Incyte to compete against parties with greater financial or other resources, risks associated with Incyte’s dependence on its relationships with its collaboration partners, and other risks detailed from time to time in Incyte’s reports filed with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2011.

Incyte disclaims any intent or obligation to update these forward-looking statements.

References

1.              Verstovsek S, et al. A double-blind, placebo-controlled trial of ruxolitinib for myelofibrosis. New Engl J Med. 2012; 366: pgs. 799-807.

2.              Harrison C, et al. JAK inhibition with ruxolitinib versus best available therapy for myelofibrosis. New Engl J Med. 2012; 366: pgs. 787-798.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Revenues:
Product revenues, net	$19,279	$—
Contract revenues	16,737	31,738
License and royalty revenues	163	235

Total revenues	36,179	31,973

Costs and expenses:
Cost of product revenues	11	—
Research and development	48,960	36,282
Selling, general and administrative	21,396	10,825
Other expenses	—	691

Total costs and expenses	70,367	47,798

Loss from operations	(34,188)	(15,825)
Interest and other income, net	52	72
Interest expense	(11,290)	(10,759)

Net loss	$(45,426)	$(26,512)

Basic and diluted net loss per share	$(0.36)	$(0.21)

Shares used in computing basic and diluted net loss per share	127,203	123,467

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Cash, cash equivalents, and short-term marketable securities	$236,411	$277,594
Total assets	293,593	328,962
Convertible senior notes(1)	303,952	298,193
Convertible subordinated notes	18,210	17,960
Total stockholders’ deficit	(248,857)	(227,077)

(1) Net of unamortized debt discount of $96.0 million and $101.8 million at March 31, 2012 and December 31, 2011, respectively.

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